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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                           MEDIA RELATIONS CONTACT:
Neil Yekell                                           Eric Krueger
(713) 918-4233                                        (713) 918-2153
neil_yekell@bmc.com                                   eric_krueger@bmc.com


         BMC SOFTWARE APPOINTS ERNST & YOUNG LLP AS INDEPENDENT AUDITOR


HOUSTON -- (March 20, 2002) -- BMC Software, Inc. [NYSE: BMC], the leading provider of enterprise management, today announced that its Board of Directors has appointed Ernst & Young LLP as the company's independent auditor, effective immediately.

         "We are pleased to have reached an agreement with Ernst & Young and look forward to working with them as our independent auditors," said Garland Cupp, Chairman of the Board, BMC Software.

         The decision to replace Arthur Andersen LLP as the company's independent auditor comes after a thorough selection process conducted by the Board of Directors, its Audit Committee and the management of the Company.

         "Arthur Andersen has provided us with high quality audit services for more than thirteen years, and we appreciate the excellent work they have done during this tenure," said John Cox, Chief Financial Officer, BMC Software.

ABOUT BMC SOFTWARE

      BMC Software, Inc. [NYSE: BMC], is the leading provider of enterprise management solutions. Through its Assuring Business Availability(R) approach, BMC Software delivers control over infrastructure management costs, control of market advantage and differentiation via service management, and growth of business value with solutions for business optimization. BMC Software is a member of the S&P 500, with fiscal year 2001 revenues exceeding $1.5 billion and offices worldwide. For more information, please visit the BMC Software Web site at http//www.bmc.com.

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BMC Software, BMC Software OnSite, the BMC Software logos, and all other BMC
Software product or service names are registered trademarks or trademarks of BMC Software, Inc. All other trademarks or registered trademarks belong to their respective companies. (C) 2002 BMC Software, Inc. All rights reserved.